Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Art's-Way Manufacturing Co., Inc.

Armstrong, Iowa

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-169972 and No. 333-173914) of Art's-Way Manufacturing Co., Inc. of our report dated February 5, 2019, relating to the consolidated financial statements for the years ended November 30, 2018 and 2017, which appears in the Art's-Way Manufacturing Co., Inc.’s annual report on Form 10-K for the fiscal year ended November 30, 2018.

/s/ Eide Bailly LLP

Minneapolis, Minnesota

February 5, 2019